CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 41 to the Registration Statement
(Form N-1A, No. 811-07318) of Pioneer Series Trust VIII, and to the incorporation by reference of our report, dated January 25, 2018, on Pioneer International Equity Fund (one of the portfolios comprising the Pioneer Series Trust VIII) included in the Annual Reports to Shareholders for the fiscal year ended November 30, 2017.



		           			/s/ Ernst & Young LLP



Boston, Massachusetts
March 23, 2018